Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on this Form S-8 for the Stock Option Awards Granted under the Vigtory, Inc. 2020 Equity Compensation Plan, as amended, of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 29, 2020, and with respect to the restatement contained within Note 2, which is dated August 10, 2020 with respect to our audit of the consolidated financial statements of fuboTV Inc. (formerly Facebank Group, Inc.) and Subsidiaries as of December 31, 2019 and for the year then ended which are included in the Registration Statement filed on Amendment #1 to Form S-1 (File #333-249783) filed with the Securities and Exchange Commission on December 10, 2020.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois
United States of America

March 5, 2021